Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-218498) pertaining to the 2006 Share Plan and 2016 Stock Option and Incentive Plan of Yatra Online, Inc.;

(2) Registration Statement (Form F-3 No. 333-224661) pertaining to registration of securities under the Securities Act of 1933 (the “Securities Act”) of Yatra Online, Inc. and

(3) Registration Statement (Form F-3 No. 333-256442) as amended pertaining to registration of securities under the Securities Act of Yatra Online, Inc.

Of our report dated July 28, 2021, with respect to the consolidated financial statements of Yatra Online, Inc., included in this Annual Report (Form 20-F) for the year ended March 31, 2021.

/s/ Ernst & Young Associates LLP

Gurugram, India

July 28, 2021